Exhibit 10.55

AMENDMENT TO
AMENDED AND RESTATED RESTRICTED STOCK AWARD AGREEMENT

This Amendment to Amended and Restated Restricted Stock Award Agreement (this “Amendment”) is made by and between NeOnc Technologies Holdings, Inc., a Delaware corporation (the “Company”), and Keithly Garnett (the “Participant”) and amends the Amended and Restated Restricted Stock Award Agreement by and between the Company and the Participant with respect to 360,000 shares having a Date of Grant of July 12, 2024 (the “Award”).

The Company and the Participant agree that the Award is amended to modify the Lapse of Restrictions provision to state the following (bolded text included for reference purposes only to indicate text being amended):

The restrictions imposed on the Restricted Stock shall lapse as set forth below. Except as otherwise provided in the Award Agreement, Grantee will not be eligible to retain Shares of the Restricted Stock unless the Grantee has continued as a Director of the Company or one of its Subsidiaries through the applicable date set forth below. Such restrictions shall lapse with respect to:

Assuming that the Company effects the initial listing of its common stock on a national securities exchange (the “Listing”) on or before March 31, 2025, 120,000 Shares on that date which is seven months from the effective date of the Listing (the “Initial Tranche”)

Assuming that the Company effects the Listing on or before March 31, 2025, twelve tranches of 10,000 Shares on the first date of each month commencing on the eighth month from the effective date of the Listing

Assuming that the Company effects the Listing on or before March 31, 2025, 120,000 Shares, in whole or in part, on such date(s) as the Company’s Compensation Committee, in its sole discretion, determines that all or some of the following metrics are met, it being understood that the Compensation Committee shall meet semi-annually on the second Monday of June and December of each calendar year to make such determination(s):

-	R&D Spend Efficiency: Meeting annual budget metrics as set by the board

-	Accuracy of Financial Statements: Assuring Company financial statements are accurate and complete and not subject to restatement

-	Coordination: Assuring coordination with Company independent public accountants and outside counsel on audits and periodic reviews

-	Oversight: Ensuring that Company periodic filings with the SEC are timely made

Except as provided above, the Award remains unmodified and in full force and effect. This Amendment shall be governed by Delaware law.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of February 7, 2025.

NEONC TECHNOLOGIES HOLDINGS, INC.		PARTICIPANT

By:	/s/ Dr. Thomas Chen	/s/ Keithly Garnett
Name:	Dr. Thomas Chen	Keithly Garnett
Title:	Chief Executive Officer